Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement of First Merchants Corporation (the “Corporation”) on Form S-4 (333-261869) of our reports dated March 1, 2022, on our audits of the consolidated financial statements of the Corporation as of December 31, 2021 and 2020, and for each of the three-years in the period ended December 31, 2021, and on our audit of internal control over financial reporting of the Corporation as of December 31, 2021, which reports are included in the Corporation’s Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

April 1, 2022